EXHIBIT (p)(7)

Richard Bernstein Advisors LLC CODE OF ETHICS Adopted August 2010 Updated October 2010

     You will find definitions of some of the capitalized terms used in this Code of Ethics in Schedule A.

1.	SCOPE OF CODE

     Richard Bernstein Advisors LLC ("RBA," the "Firm," "we" or "us") is registered as an investment adviser with the Securities and Exchange Commission (the "SEC"). Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Firm has adopted this Code of Ethics (the "Code") to set forth the standards of conduct expected of the Firm's employees (each, an "Employee," or "you," and collectively, "Employees") and to require compliance with the federal securities laws and the Firm's fiduciary duties. The first part of this Code sets forth the prohibitions and requirements that are applicable to the Firm and all Employees. The second part addresses the personal securities trading of Access Persons (currently defined to include all Employees). The final part sets forth the duties and responsibilities of the Firm's Chief Compliance Officer (the "CCO") with respect to implementation and enforcement of this Code.

2. STANDARDS OF BUSINESS CONDUCT FOR THE FIRM AND ALL EMPLOYEES

A.	Compliance with Federal Securities Laws

     The Firm and all Employees shall comply with all applicable provisions of the federal securities laws and the related rules and regulations. In connection with providing investment management services (whether as investment adviser, investment sub-adviser, manager or in such similar capacity) to accounts, including funds registered with the SEC as open-end or closed-end investment companies under the 1940 Act, unregistered funds and separately managed accounts (each, a "Client," and collectively, "Clients"), the Firm and all Employees are strictly prohibited from engaging in any activity that directly or indirectly:

  Defrauds any Client in any manner;
  Misleads any Client, including any statement that omits material facts;
  Operates or would operate as a fraud or deceit upon any Client;
  Functions as a manipulative practice with respect to any Client; or
  Functions as a manipulative practice with respect to any securities.

     In addition to the above prohibitions relating to Clients, Rule 206(4)-8 under the Advisers Act prohibits the Firm and Employees from engaging in any fraudulent, deceptive or manipulative act, practice or course of business with respect to the investors in any SEC-registered or unregistered fund.

B.	Status as a Fiduciary

     The Firm shall conduct its business at all times consistent with its status as a fiduciary to Clients. This means that the Firm has duties of care, loyalty, honesty, and good faith in connection with all of its activities for Clients and must act in the best interests of Clients. This includes putting the Clients' interests first at all times.

Accordingly, all Employees must adhere to the following principles:

  We must at all times place the interests of our Clients first.
  We must avoid any actual or potential conflicts of interest or any abuse of our position of trust and responsibility.
  We must not engage in any transaction which interferes with, derives undue benefit from, or deprives a Client of an investment opportunity.
  Information concerning the identity of securities and financial circumstances of Clients and their investors must be kept confidential and may not be used for the personal benefit of any Employee.
  Independence in the investment decision-making process must be maintained at all times.
3.	SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES

A.	Confidentiality of Information

     The Firm and all Employees have a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. All Employees are also prohibited from disclosing confidential information concerning the Firm, including any trade secrets or other proprietary information. In order to safeguard the confidentiality of Client and Firm information (as well as investor information), Employees must adhere to the following:

  Never remove any Client or Firm information from the Firm's premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Employee or in a secure place at all times and returned promptly to the Firm's premises);
  Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by RBA;

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  Exercise caution when using e-mail, instant-messaging services, laptops, cellular telephones, facsimile machines or messenger services;
  Never leave documents containing Client or Firm information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;
  Never disclose computer or voicemail passwords or website access codes to anyone outside the Firm, or to anyone at the Firm (unless required to do so by the Firm's Personnel Policies Manual);
  Never share confidential Client information with anyone at the Firm except on a need-to-know basis; and
  Never communicate any information concerning a Client's portfolio holdings to any third party, except in conformity with the Firm's policies and procedures and those of the Client (to the extent applicable).

     The Firm's restrictions on the use of confidential Client or RBA information continue in effect after termination of an Employee's employment with the Firm, unless specific written permission is obtained from the CCO. Any questions regarding the Firm's policies and procedures on the use of confidential information should be brought to the attention of the CCO.

B.	Prevention of Insider Trading

     Federal and state securities laws prohibit both the Firm and Employees from trading securities – including equity and debt securities and derivative instruments – for ourselves or for others (including for Clients) based on "inside information." These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called "tipping"). These prohibitions apply to all Employees and extend to activities within and outside of your duties at RBA. If you learn of information that you believe may be considered inside information, contact the CCO.

     Consistent with our duty to prevent insider trading and to fulfill our obligation to establish, maintain and enforce written policies and procedures to prevent insider trading, the Firm has adopted Procedures to prevent and detect the misuse of material nonpublic information. It is imperative that you understand and comply with these procedures. You will be required to acknowledge that you have reviewed these procedures, understand them and have not violated them.

     Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose you to severe penalties, including, but not limited to, the possible termination of your employment with the Firm. Criminal sanctions may include a fine or imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

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     The requirements contained in these procedures apply to securities trading and information handling by all Employees (and their spouses, minor children and adult members of their households). The requirements also apply to securities trading and information handling by temporary employees and independent consultants in certain circumstances.

     The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Often, a single question can prevent disciplinary action or complex legal problems. For these reasons, you should notify the CCO immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

1. Policy on Insider Trading

     No Employee may trade in securities, either personally or on behalf of any other person or account (including for Clients), while in possession of material, nonpublic information concerning the security or the issuer thereof, nor may any Employee communicate such material, nonpublic information to others in violation of the law.

What is Material Information?

     Information is material where there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions. Generally, this includes any information the disclosure of which may have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

     Material information often relates to a company's financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.

     Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities or the portfolio holdings of any fund may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press also may be material.

What is Nonpublic Information?

     Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, a news reporting service or publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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Identifying Inside Information

     Before executing any trade for yourself or others, including any Clients, you must determine whether you possess material, nonpublic information. If you think that you might possess material, nonpublic information, you should take the following steps:

  Report the information and proposed trade immediately to the CCO.
  Do not purchase or sell the securities on behalf of yourself or others, including for Clients.
  Do not communicate the information inside or outside of the Firm, other than to the CCO.
  After the CCO has reviewed the issue, he or she will determine whether the information is material and nonpublic and, if so, what action should be taken.
  In sum, if you believe that you may possess material, nonpublic information, you should consult with the CCO before taking any action or engaging in any transaction. This degree of caution will protect you, our Clients and the Firm.
2.	Contacts with Public Companies

     RBA will not be a stock picker and hence will not be contacting issuers on a regular basis. In certain instances, however, contacts with public companies could represent an important part of our research efforts. For instance, where the Firm is long a large position and may look to unwind or add to it, certain Employees may contact the issuer to discuss earnings, research, or other issues. If this information then is communicated to other Employees prior to it becoming public information, it is possible that transactions for Clients could be executed based, in part, on this information. To protect yourself, the Firm and Clients, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

3.	Tender Offers

     Tender offers represent a particular concern under the laws governing insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.1 Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

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[1] See Exchange Act Rule 14e-3, which may be found at: http://www.law.uc.edu/CCL/34ActRls/rule14e-3.html.

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4.	Private Investments in Public Equities ("PIPEs")

     Employees may be approached by third parties (including prime brokers) that wish to solicit the Firm's participation in a PIPE offering of the securities of a publicly-traded company. Such offerings often occur in connection with events that are not generally known by the public and upon revelation to the public could have a significant effect on the price of the company's stock. The mere fact that the Firm or an Employee has been contacted in connection with a PIPE transaction could result in the Firm being suspected of having received nonpublic information about the PIPE issuer.

     As a general matter, the Firm does not participate in PIPE transactions on behalf of Clients and does not wish to receive unsolicited offers to do so. Accordingly, it is essential that, any time an Employee is a participant in a phone call during which a conversation about a PIPE offering is initiated or appears about to be initiated, the Employee immediately discontinue the call. Thereafter, the Employee should immediately inform the CCO of the call and any nonpublic information that was conveyed concerning any PIPE offering so that the CCO can take appropriate steps to insure compliance with the Firm's policies and the federal securities laws.

5.	Restricted List and Watch List

     The Firm will maintain a list of companies about which a determination has been made that it is prudent to restrict trading activity (the "Restricted List"). This might include, for example, a company about which Investment Personnel may have acquired material, nonpublic information or a position where the Firm may have a securities filing obligation.

     Additionally, the Firm will maintain a "Watch List" of companies as to which a determination has been made that it is prudent to restrict Access Persons' trading in Securities of such companies. Any Security in which the Firm transacts for a Client shall be included on the Watch List for a period that (i) commences on the date the transaction commences and (ii) ends at the close of business three (3) full business days after completion of the transaction; provided, however, that for Investment Personnel only, a Security shall be included on the Watch List for a period that (x) commences upon the Security's inclusion in a list of securities approved by the Firm’s Investment Committee for investment by a Client and (y) ends at the close of business three (3) full business days after it is no longer held in any Client's portfolio.

     As a general rule, trades will not be allowed for Clients, or for the personal accounts of Employees, in the securities of a company appearing on the Restricted List, except with approval of the CCO. Similarly, any determination to remove a company from the Restricted List must be approved by the CCO.

     As a general rule, Personal Securities Transactions will not be allowed for Securities of a company appearing on the Watch List, except with approval of the CCO. Similarly, any determination to remove a company from the Watch List must be approved by the CCO.

     Restrictions with regard to securities on the Restricted List and the Watch List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

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C.	Gifts and Entertainment.

     Employees have a duty to ensure that their actions are completely free from any conflict with the interests of the Clients. Even if any actual conflict of interest does not exist, the mere appearance of a conflict of interest may result in a Client's loss of confidence. The overriding principle is that an Employee should not accept gifts or entertainment that could influence his or her investment decision-making, allocation of Client brokerage, or exercise of his or her fiduciary duty toward a Client, nor should an Employee give gifts or provide entertainment that could induce a fiduciary or trustee for a Client or potential Client to breach his or her fiduciary duty.

     To protect Employees and the Firm from charges of conflicts of interest arising from the giving and/or receiving of gifts or entertainment, the following policies apply with respect to: (a) gifts received by Employees from, or entertainment provided to Employees by, securities or investment industry professionals and entities, such as broker-dealers, third-party research providers, or sponsors of potential investment vehicles (including partnerships and public and private companies); and (b) gifts given or entertainment provided by Employees to fiduciaries or trustees for a Client or potential Client.

     The CCO may grant an exception, in writing, from any part of these policies where the circumstances surrounding the giving or receipt of the gift or entertainment do not implicate the above principle.

     (1) Definitions. Acceptable gifts (to be given or received) have been divided into two broad categories defined below:

a)	Category 1: Tangible items and entertainment/events not attended by the gift giver/entertainment provider:

These are generally either physical objects, e.g., golf balls, fruit baskets, food, wine, tote bags, etc., or a function or event not attended with the provider, e.g., free tickets to a sporting event or music concert. The acceptable limits are:

Fair value of gift/entertainment	Action required
(total per giving entity/individual recipient)

Nothing if Employee is recipient

$0 to $100 per year	Approval of CCO prior to Employee giving
the gift or providing the entertainment

Reported to CCO if Employee is the recipient

$101 to $250* per year	Approval of CCO prior to Employee giving
the gift or providing the entertainment

     * Subject to the CCO's exemptive authority, the maximum permitted is $250 per year from the Firm or an Employee to one of the above-mentioned fiduciaries or trustees or from one of the above-mentioned securities or investment industry entities or professionals to an Employee.

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b)	Category 2: Events/entertainment attended with the entertainment provider:

These generally are business functions or social activities that include access to the events for the purpose of conducting business, networking and/or general entertainment where you attend with the entertainment provider.

Fair value of gift
(total per provider/individual recipient)	Action required

Nothing if Employee is recipient
$0 to $250 per event
(limit 1 per quarter)	Approval of CCO prior to Employee providing
the entertainment

Report to CCO if Employee is Recipient
$251 to $500 per event and Customary*
(limit one per quarter)	Approval of CCO prior to Employee providing
the entertainment

Approval of CCO if Employee is Recipient
$251 to $500 per event and not Customary*
(limit one pre-approved per quarter)	Approval of CCO prior to Employee providing
the entertainment

More than $500 per event	Prohibited

     * Customarily given by similar brokers, underwriters, placement agents, or securities or investment industry professionals in that geographic area.

(2)	Where the approval of the CCO is required, it will be documented in writing.

(3)	General principles:

Employees may not solicit gifts or entertainment.

Gifts of cash and gift certificates are prohibited.

Excessive gift and entertainment activity is prohibited, and what is "excessive" will be determined by the CCO.

Gifts and entertainment must be consistent with good business practices and taste and should never bring embarrassment to the Firm.

Gifts to government officials (domestic or foreign) or agencies, financial exchanges, and self-regulatory organizations are prohibited, unless an exception is granted by the CCO.

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     D.    Serving on Publicly-Traded Companies' Boards of Directors

     Employees are prohibited from serving on the boards of directors of publicly-traded companies without prior approval of the CCO. Employees may submit a request for authorization and such request shall state the position sought, the reason service is desired, and any possible conflicts of interest known at the time of the request. The CCO may approve such a request only after he has determined that such service is not inconsistent with the best interests of the Firm and Clients. As part of his approval of such a request, the CCO shall implement appropriate procedures designed to prevent the Employee and the Firm from violating these policies and the federal securities laws.

     E.    Outside Activities

     The Firm recognizes that certain outside activities of Employees will not interfere with the Employee's duties to the Firm and to Clients and hence should be permissible. To ensure that such outside activities do not conflict with any duties to the Firm or to Clients or otherwise harm the Firm's reputation, the Firm requires that all Employees disclose, in writing, to the CCO such outside activities at the inception of the activity and annually thereafter. "Outside activities" include directorships of private companies, public/charitable positions and fiduciary appointments (such as service as an executor, trustee or pursuant to a power-of-attorney) other than with respect to family members. Questions regarding whether any outside activity conflicts with an Employee's or the Firm's duties or harms the Firm's reputation must be promptly directed to and resolved by the CCO.

     F.    Reporting of Violations

     Any Employee who discovers a violation or apparent violation of the Code or of an applicable law or regulation, by him/herself or anyone else, must promptly report the matter to the CCO. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The Firm prohibits retaliation against individuals who report violations or apparent violations of the Code, or of applicable laws or regulations, in good faith and will treat any such retaliation as a further violation of the Code.

     G.    Contact by a Regulator or Third Party (including the Media)

     Any Employee who is contacted by a regulator or other governmental official concerning the Firm's business practices must promptly report the matter to the CCO. Any Employee who is contacted by a third party (including a lawyer representing a Client or Client investor) concerning threatened or actual litigation or any other adversarial proceeding against the Firm must promptly report the matter to the CCO. All contacts from the media should be immediately referred to the Firm's Chief Executive Officer (the "CEO") or the Firm's Chief Operating Officer (the "COO").

     H.    Provision of Code of Ethics/Annual Acknowledgement

     The Firm will provide the Code to all Employees upon adoption and to all new Employees upon employment. The CCO will provide any amendments to the Code promptly to all Employees. For each calendar year, all Employees must execute an acknowledgement

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certifying that: they have received, read and understand the Code; they recognize that they are subject to it; they have complied with the Code during the period since their last acknowledgement; and they will continue to comply with it. The form of Acknowledgement, titled "Acknowledgement of Code of Ethics", is attached to the Code as Schedule F.

     I.    Political and Charitable Contributions

     Employees are prohibited from making any political or charitable contribution that, by virtue of its amount or the circumstances under which it is made, appears to be intended to induce a fiduciary, trustee, or official with investment decision-making authority or influence regarding a pension plan or similar plan to direct advisory business or investment capital to the Firm. In addition, upon adoption of the Firm's pay-to-play policies and procedures, Employees shall comply with those policies and procedures with respect to every political contribution that they anticipate making.

4.  SPECIFIC POLICIES APPLICABLE TO ALL ACCESS PERSONS

     A.   No Access Person (as defined in Schedule A) shall divulge to any other person any Client holdings, any recommendation made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

     B.   An Access Person shall use his or her best judgment in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

     C.   When engaging in a Personal Securities Transaction (as defined in Schedule A), an Access Person shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This policy is designed to recognize the fundamental principle that Access Persons have a duty of loyalty to the Firm and its Clients.

     D.   Access Persons shall not engage in any transaction that involves the acquisition of Beneficial Ownership (as defined in Schedule A) of Securities in an initial public offering, a Limited Offering (as defined in Schedule A) or other private placement of Securities without receiving prior written approval from the CCO and the Firm's Chief Investment Officer (the "CIO"). In reviewing any approval request described above, the CIO shall consider, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Firm.

     E.   No Access Person shall engage in any Personal Securities Transaction that involves a Restricted Security (as defined in Schedule A).

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     F.    Participation in Limited Offerings and other private placements of Securities shall be limited as follows:

(1)	Access Persons shall not engage in any transaction that involves a Limited Offering or other private placement of Securities without the written prior approval of the CCO.

(2)	Access Persons who have a Beneficial Ownership interest in any Securities obtained through a private placement shall disclose such interest to the CCO and when they become aware of or involved in any subsequent consideration of an investment in the same issuer for a Client.

(3)	The review of the transactions described above, and the related decision whether to invest in those Securities for a Client, shall be conducted and approved by the CIO and reported to the CCO. In reviewing any approval request described above, the CIO shall consider, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Firm.

     G.    The timing of Personal Securities Transactions shall be limited as follows:

(1)	There shall be a minimum holding period of thirty (30) calendar days in any Securities that are the subject of a Personal Securities Transaction, commencing on the date on which such Personal Securities Transaction is completed.

(2)	For purposes of this paragraph (G), "Securities" includes any Securities that are equivalent to, or whose prices are derived from, the relevant Security. By way of example, the put and call options on a stock will be deemed to be the same Security as the underlying stock. However, generally, a non-convertible bond of an issuer will not be deemed to be the same Security as the issuer's stock.

(3)	In extraordinary cases, the CCO, in consultation with the COO, may grant an exemption from the above-mentioned thirty (30)-day holding period. Any such exemption shall be in writing and shall set forth the basis for the exemption, signed by the CCO.

     H.    Access Persons shall not engage in excessive trading for their personal securities accounts. Excessive personal trading by an Access Person diverts such Access Person's attention from the responsibility of providing services to Clients and increases the risk of transactions that are in actual or apparent conflict with Client transactions. This Code does not define "excessive trading", but rather leaves such determinations to the judgment of the CCO based on the circumstances. Access Persons should be aware, however, that if their trades exceed twelve (12) per month, the trading activity will be specifically reviewed for excessiveness.

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     I.    Before effecting a Personal Securities Transaction, an Access Person shall notify the CCO of the proposed transaction, in writing, including the amount of the transaction and the Security involved. Whenever possible, the Access Person shall use the Firm's form entitled "Request by Access Person to Engage in Personal Securities Transaction", which is found at Schedule E, for this purpose. The CCO after investigation shall determine whether such transaction is consistent with the Code and shall promptly communicate such determination, in writing, to the Access Person making the request. Transaction clearances must be obtained on the day that the Access Person seeks to make a purchase or sale of a Security. If the trade is not made on the same day clearance is granted, a new clearance must be obtained. Absent extraordinary circumstances, no Access Person shall be deemed to have violated the Code for effecting a Personal Securities Transaction if such Access Person has been advised by the CCO that the transaction would be consistent with the Code.

     J.    The CCO, in consultation with the CIO, may, on a case-by-case basis, grant exceptions to the restrictions in the Code relating to Personal Securities Transactions. Such exceptions will be granted only in circumstances where the CCO and the CIO determine that, despite falling within the restrictions of the Code, the Personal Securities Transaction in question does not violate any law and does not conflict, either actually or apparently, with the interests of any Client. The grant of any such exception, and the facts and circumstances surrounding the grant of such exception, shall be documented by the CCO.

     K.    When an Access Person engages in any transaction that involves the acquisition or disposition of his/her Beneficial Ownership of a Security, the Access Person shall direct that the executing broker send a duplicate copy of the confirmation to the CCO at the same time as it is provided to such Access Person.

5.	ACCESS PERSON REPORTING REQUIREMENTS

     A.    Initial Holdings Report; Annual Holdings Report

     If an Access Person elects not to use the account statement procedure described below, such Access Person must provide an initial holdings report to the CCO within ten (10) days of becoming an Access Person and thereafter on an annual basis. The form of the report is attached to the Code as Schedule B. Access Persons need not report holdings that are not "Securities" as defined in Schedule A of the Code.

     B.    Monthly and Quarterly Personal Transaction Reports

     If an Access Person elects not to use the duplicate confirmation and account statement procedure described below, no later than seven (7) days after the end of each month, such Access Person must submit a Monthly Transaction Report, a copy of which is attached to the Code as Schedule C, to the CCO. The report must give details concerning all transactions during the month in any Security in which the Access Person has (or had during the month), or by reason of any transaction acquired, any Beneficial Ownership.

     If an Access Person elects not to use the duplicate confirmation and account statement procedure described below, no later than thirty (30) days after the end of each calendar quarter, such Access Person must submit a Quarterly Transaction Report to the CCO. The form

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of the report is attached to this Code as Schedule D. The report must give details concerning all transactions during the quarter in any Security in which the Access Person has (or had during the quarter), or by reason of any transaction acquired, any Beneficial Ownership.

     With respect to any account established by the Access Person, the information in the above-mentioned Monthly and Quarterly Transaction Reports must include:

  The name of the broker, dealer or bank with whom the Access Person established the account;
  The date the account was established; and
  The date that the report is submitted by the Access Person.

     If no reportable transactions occurred during the month or quarter, the relevant Transaction Report must say so. The CCO must review, initial and date the Transaction Report of each Access Person before filing it.

An Access Person is not required to submit a report with respect to:

(1)	holdings that are not "Securities" as defined in the Code (as set forth in Schedule A); or

(2)	transactions effected pursuant to an automatic investment plan.

     Duplicate Confirmation and Account Statement Procedure: In lieu of completing and submitting the above-mentioned Holdings or Transaction Reports, an Access Person may: (i) with respect to Initial and/or Annual Holdings Reports, provide the CCO with copies of account statements for all accounts maintained by such Access Person that are subject to the reporting requirements of this personal trading policy; and (ii) with respect to Monthly and/or Quarterly Transaction Reports, instruct each broker-dealer with which he or she maintains accounts that are subject to the reporting requirements of this personal trading policy, via Rule 407 letter or other means, to send duplicate confirmations of all trades for those accounts and duplicate monthly account statements to the CCO. The Access Person is responsible for confirming that such duplicate records are timely received by the CCO.

     C.    Confidential Treatment

     The Firm shall maintain all Transaction Reports and information therein in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with investigative requests or inquiries from regulatory authorities.

6.	ENFORCEMENT AND SANCTIONS

     A.    Process and Responsibility

     The CCO has the primary responsibility for determining whether violations of the Code have occurred and, if so, for recommending any sanctions with respect to violations. The ultimate responsibility for determining whether and what sanctions are appropriate shall rest with

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the COO and the CIO. If the alleged violator is the CCO, the matter must be reported to the COO and the CIO, who shall have responsibility for enforcing the Code and determining any sanctions. The Firm shall maintain a written record of all such violations and any action taken as a result.

     A violator of the Code may be terminated, suspended, reduced in salary or position, or sanctioned in any other manner at the discretion of the person or persons enforcing the Code, subject to any employment or other agreement between such violator and the Firm. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of the Code by the violator; and (vii) the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

B.	Opportunity to Respond

     A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges.

7.	RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER RELATED TO PERSONAL TRADING

A.	Initial Holdings Report; Annual Holdings Report

     The CCO shall: (1) identify all Access Persons who are required to submit Initial and Annual Holdings Reports and inform such Access Persons of their reporting obligations; and (2) review and maintain all Initial and Annual Holdings Reports. Completion of the review shall be indicated on the Report itself and shall involve such considerations as the CCO deems necessary to enforce the provisions and intent of the Code.

B.	Monthly and Quarterly Transaction Reports

     The CCO shall: (1) identify all Access Persons who are required to make Monthly and Quarterly Transaction Reports and inform such Access Persons of their reporting obligations; and (2) review and maintain all Monthly and Quarterly Transaction Reports. Completion of the review shall be indicated on the Report itself and shall involve such considerations as the CCO deems necessary to enforce the provisions and intent of the Code.

C.	Pre-Approval of Personal Securities Transactions

     The CCO, in consultation with the CIO, shall review and approve or disapprove all Access Person requests to engage in Personal Securities Transactions. The review shall involve such considerations as the CCO deems necessary to enforce the provisions and intent of the Code. With respect to Limited Offerings and other private placements, the CCO shall

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specifically document the reasons for approving or disapproving the request. The COO or CIO will review and pre-clear the CCO's Personal Securities Transactions.

     In considering whether to pre-approve a Personal Securities Transaction, the CCO shall consider, among other things, the following factors:

(a)	whether the Security appears on the Restricted List or the Watch List;

(b)	whether the investment opportunity should be reserved for a Client; and

(c)	whether the opportunity is being offered to an individual by virtue of his/her position with respect to the Firm or a Client.

     D.    Violations or Suspected Violations

     If the CCO becomes aware of a violation or suspected violation of the Code as a result of such review, the CCO shall take whatever steps are deemed necessary to enforce the provisions of the Code, including consulting with outside counsel. The CCO follows up any issues by meeting with the relevant employee(s) and communicating any material violations to the CEO. The CCO may (as he/she thinks necessary and appropriate) report any material violations to a Client's board of directors/trustees and chief compliance officer.

     E.    Annual Report to Registered Fund Board

     No less frequently than annually, the CCO shall furnish to the board of directors for every registered investment company advised or subadvised by the Firm a written report that:

(a)	describes any issues arising under the Code or the Firm's procedures since the last report to the board of directors, including, but not limited to, information about any material violations of the Code or procedures and sanctions imposed in response to such violations; and

(b)	certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     F.    Review of Chief Compliance Officer Reports and Requests

     To the extent the CCO submits Holdings and Transactions Reports or Personal Securities Transaction pre-clearance requests pursuant to the Code, such reports and requests will be reviewed by the COO, who shall act as the Chief Compliance Officer pro tem under the Code with respect to any such reports and requests.

     G.    Delegation

     The CCO may delegate certain administrative responsibilities under the Code.  The CCO shall retain ultimate responsibility, however, for the administration of the Code.

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8.	OTHER RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

A. Administrative

The CCO shall:

  Ensure that all Employees receive a copy of the Code and sign the Acknowledgement on an initial and annual basis.
  Enforce the Firm's personal trading policy and procedures.
  Enforce the Firm's insider trading policy and procedures.
  Receive reports of violations and suspected violations of the Code, investigate them promptly, with such assistance as may be required, and determine whether a violation has occurred.
  Review the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation.
  Update the Code as necessary or appropriate in the event of compliance issues, changes in the Firm's business activities or regulatory developments.

     B.   Records Required To Be Kept for Five Years (minimum two (2) years on-site)

  All Initial and Annual Holdings Reports;
  All Monthly and Quarterly Transaction Reports;
  Broker trade confirmations and account statements provided in lieu of Holdings or Transaction Reports;
  A copy of the Code currently in effect and any that have been in effect within the past five (5) years;
  A record of any violation of the Code and of any action taken as a result of the violation;
  All written Acknowledgements of the Code for each person who is currently, or within the past five (5) years was, an Access Person of the Firm;
  A list of persons who are currently, or within the past five (5) years were, Access Persons;
  All records documenting the annual review of the Code;

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  All records of Personal Securities Transaction pre-approval requests and the responses thereto; and
  All records of any approval of investments in Limited Offerings or other private placements.

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SCHEDULE A

DEFINITIONS

     "Access Person" means any Employee who:

  has access to nonpublic information regarding any Client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any registered fund advised or sub-advised by the Adviser, or recommends securities for Clients, or
  has access to securities recommendations for Clients that are nonpublic.

     All Officers and all Employees of the Firm are presumed to be Access Persons.

     "Beneficial Ownership" of a security, with respect to an Employee, means the power to direct the purchase or sale or voting of such security and/or a direct or indirect "financial interest" in the security (including any opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security). In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a Employee includes, without limitation, the following examples: securities beneficially owned by Immediate Family Members of the person (a presumption rebuttable by evidence to the contrary); securities held by a trust for which the person is either a trustee or a beneficiary; securities held by a partnership in which the person is a general partner and securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

     "Immediate Family Member" of a person includes the person's spouse, and any children for whom the person provides financial support and who reside in the same household with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

     "Investment Personnel" means (i) the Firm’s Chief Technology Officer (and any other Employee reporting directly to him), (ii) the Firm’s Chief Compliance Officer, and (ii) any Access Person who is a member of the Firm's Investment Committee or who performs his/her regular functions at the Firm's Trading Desk.

     "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 (the "1933 Act") pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

     "Personal Securities Transaction" means a transaction in a Security in which an Access Person has or thereby acquires Beneficial Ownership, except for a transaction in shares of an open-end mutual fund (including an exchange-traded fund) and transactions in municipal securities. Notwithstanding the foregoing, a transaction in a Security effected for an account over which an Access Person has no investment control, influence or discretion (including, without limitation, a fully discretionary investment management account (e.g., an SMA), blind account, blind trust, and certain other types of trust with respect to which all investment decisions are made by a third party unrelated to the Access Person) does not constitute a Personal Securities Transaction. This exception is applicable only for discretionary accounts that are pre-approved by the CCO after his receipt from the Access Person of (1) the written discretionary investment management agreement or similar document covering the account and (2) the Access Person’s (and such third party’s) written certification, in form and substance acceptable to the CCO, to the effect that (i) the Access Person does not provide instructions to, or otherwise exercise control over, the third party regarding investment decisions with respect to the account; (ii) the third party has sole investment discretion over the account; (iii) the third party is not an affiliated person or a relative of the Access Person; and (iv) the Access Person will promptly provide the CCO with any subsequent amendments to the discretionary investment management agreement or similar document governing the third party’s management of the account.

     "Restricted Security" means a Security that has not been registered pursuant to the 1933 Act and may only be resold pursuant to an exemption from registration, typically pursuant to Section 4(2) of the 1933 Act or Rules 144 or 144A thereunder.

     "Security" means (except as set forth below) any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, exchange-traded funds, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

     "Security" does not include:

  Direct obligations of the Government of the United States;
  Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
  Shares issued by money-market funds or open-end mutual funds, with the exception of (i) exchange-traded funds, as set forth above, and (ii) shares of open-end mutual funds advised or sub-advised by the Firm; or
  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

SCHEDULE B HOLDINGS REPORT OF ACCESS PERSON

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

_____ Initial	_____ Annual

You must submit this Report to the Chief Compliance Officer not later than ten (10) days after you become an Access Person and thereafter no later than January 31st of each year. You should carefully review the Code of Ethics before completing this Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•	You need not include securities holdings that are not "Securities" as defined in the Code.
•	If you have no reportable securities holdings, put an "X" in the following box †and skip to the signature line.
•	Note: You may attach broker-dealer or other statements reflecting your reportable securities holdings so long as they contain all the information required by this Report. If you attach statements, write "See attached statements" on the face of this Report.
•	Please set forth the following information with respect to reportable securities holdings in which you have any Beneficial Ownership:

Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number/Date Opened

Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount

SCHEDULE B (continued)

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount

(If you need additional space, please attach additional pages.)

The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief and the information supplied is current as of a date no more than forty-five (45) days before the date of this submission.

_______________________________
Name of Access Person

Dated: ________________________,___________	_______________________________
Signature of Access Person

Chief Compliance Officer Initials: _____	Date: _______________

SCHEDULE C

MONTHLY TRANSACTION REPORT OF ACCESS PERSON (for the Month Ended _______________________ )

You must submit this Report to the Chief Compliance Officer not later than seven (7) days after the end of each calendar month. You should carefully review the Code of Ethics before completing this Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics.

Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

  You need not include transactions of the type described in Sec. 5. B (1) and (2) of the Code or those not involving "Securities" as defined therein.
  If you had no reportable transactions during the month, put an "X" in the following box † and skip to the signature line.
  Note: You may attach broker-dealer or other statements reflecting the transactions as long as the statements contain all the information required by this Report. If you attach statements, write "See attached statements" on the face of this Report.
  If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in this Report, please put an asterisk (*) next to the reported transaction(s) in that Security.
  Set forth the following information with respect to reportable transactions during the month in any Security in which you have (or had), or by reason of such transaction acquired, any Beneficial Ownership in the Security:

Transactions

Trade Date/	Trans Price/	Name of	Ticker or	Interest Rate/ a	Principal	Broker/	Date Acct.
Trans. Type	No. Shares	Security	CUSIP	Maturity Date	Amount	Institution	was Opened

(If you need additional space, please attach additional pages

The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief.

_____________________________________
Name of Access Person

Dated: ________________________, ______	_________________________________
Signature of Access Person

Chief Compliance Officer Initials: ____	Date: ______________

SCHEDULE D

QUARTERLY TRANSACTION REPORT OF ACCESS PERSON (for the Quarter Ended )

You must submit this Report to the Chief Compliance Officer not later than thirty (30) days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing this Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics.

Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

  You need not include transactions of the type described in Sec. 5. B (1) and (2) of the Code or those not involving "Securities" as defined therein.
  If you had no reportable transactions during the quarter, put an "X" in the following box † and skip to the signature line.
  Note: You may attach broker-dealer or other statements reflecting the transactions as long as the statements contain all the information required by this Report. If you attach statements, write "See attached statements" on the face of this Report.
  If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in this Report, please put an asterisk (*) next to the reported transaction(s) in that Security.
  Set forth the following information with respect to reportable transactions during the quarter in any Security in which you have (or had), or by reason of such transaction acquired, any Beneficial Ownership in the Security:

Transactions

Trade Date/	Trans Price/	Name of	Ticker or	Interest Rate/ a	Principal	Broker/	Date Acct.
Trans.Type	No. Shares	Security	CUSIP	Maturity Date	Amount	Institution	was Opened

(If you need additional space, please attach additional pages.)

_______________________________
Name of Access Person

Dated: ________________________,________	_______________________________
Signature of Access Person

Chief Compliance Officer Initials: _____	Date: ____________

SCHEDULE E

REQUEST BY ACCESS PERSON TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

I hereby request permission to effect a Personal Securities Transaction, as indicated below, for my own account or other account in which I have a Beneficial Ownership interest. (If necessary, use approximate dates and amounts of proposed Personal Securities Transaction.)

Record Owner of Account: __________________________________________________
Relationship to Access Person: _______________________________________________
Proposed Date of Transaction: ______________________, 20__

PROPOSED TRANSACTION

	Number of	Nature of
Name of Issuer/	Shares or	Transaction
Title or Description	Principal	(purchase,	Unit	Total	Broker,
of Security	Amount	sale or other)	Price	Price	Dealer or Bank

_____________________________________
Name of Access Person

Dated: ___________	, 20__.	______________________________
Signature of Access Person

☐	PERMISSION GRANTED	☐	PERMISSION DENIED

Dated: _____________, 20__.

______________________________________
Signature of Chief Compliance Officer

SCHEDULE F ACKNOWLEDGMENT OF CODE OF ETHICS

     Please indicate below whether this is an initial Acknowledgment, an annual Acknowledgment, or an Acknowledgment of an amended Code of Ethics.

_____ Initial	_____ Annual	_____ Amended

     You must review the Firm's Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Chief Compliance Officer.

     For the initial and annual Acknowledgments, please complete the following: As of the date below, I participate in the following outside activities (as discussed in the Code of the Ethics):

Name of Organization	Position

     I REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE. I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE ENTIRE PERIOD SINCE MY LAST SUCH ACKNOWLEDGMENT.

     Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer.

Name of Employee

Dated:____________________,________	_____________________________________
Signature of Employee